EXHIBIT 99

                        INVESTMENT PROPERTIES ASSOCIATES
                               60 East 42nd Street
                              New York, N. Y. 10165
                                 (212) 687-6400

                     Investment Properties Associates Closes
            Sale of 245 Fifth Avenue and 261 Fifth Avenue N.Y., N.Y.
                 Announces Record Date for Special Distribution

New York, New York May 8, 2000...Investment Properties Associates (IPA) announced today that it has concluded the sale of 245 Fifth Avenue and 261 Fifth Avenue, New York, N.Y. for $135,000,000. The Purchaser is a fund controlled by Koll Bren Schreiber Realty Advisors Inc.

An IPA spokesman said that the sales proceeds would be used to first pay closing costs, company obligations and establishment of appropriate reserves aggregating approximately $15,000,000. IPA will make a special distribution to holders of record of its participations of partnership interests as of the close of business on May 31, 2000. It is anticipated that such distribution will be approximately $73.00 per participation interest and will be paid on or about June 14, 2000. Because of a Nasdaq Stock Market rule (explained below), May 31 record holders will need to hold their PPI's until after June 14, 2000 to receive this special distribution.

Nasdaq Stock Market rules require that, in the case of this special distribution, the PPIs will trade ex-dividend one business day after the payment date, which is June 14, 2000. Holders of PPIs who sell them before the ex-dividend date (June 15, 2000) will transfer the right to receive the special distribution to the buyers of PPIs in connection with the sale of the PPIs. It should also be noted that on the ex-dividend date for this special distribution, the price of the PPIs is expected to reflect the special distribution and to trade below the current price.

The sale of 245 Fifth Avenue and 261 Fifth Avenue was approved by all the general partners of IPA including ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. Irving Schneider said that IPA was continuing to explore the possible sale of its remaining properties but there could be no assurances that any such sale will be concluded.

Contact: Irving Schneider - (212) 880-0151
         General Partner, Investment Properties Associates
         Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

         Robert Hecht - (212) 880-0276
         Vice President of Finance, Helmsley-Spear, Inc., Agent
         Chief Financial Officer, Investment Properties Associates